Exhibit 99.1

For Immediate Release	Contact:	Katie Wood
Edelman
312-240-2827
katie.wood@edelman.com

CRYO-CELL INTERNATIONAL, INC. REPORTS FIRST QUARTER 2007 RESULTS

Cryo-Cell Provides Update on Plureon Stem Cell Service and on the Company’s Early Stage

Intellectual Property (IP) Unrelated to Plureon

OLDSMAR, Fla. – April 16, 2007 – Cryo-Cell International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”), one of the world’s largest and most established family cord blood banks, today announced results for the first fiscal quarter ended February 28, 2007. Consolidated revenues for the first quarter were approximately $4.2 million, up 13 percent from approximately $3.7 million for the first quarter of fiscal 2006. The revenue increase was primarily attributable to a price increase in 2006 for newly enrolled clients, as well as an overall increase in the customer base over the prior year.

The Company reported a net loss in the first quarter of 2007 of approximately ($787,000), or ($0.07) per basic common share, compared to net income of approximately $56,000, or $0.00 per basic common share, in the first fiscal quarter of 2006. The net loss in fiscal 2007 is, in part, the result of a 25 percent increase in cost of sales and a 32 percent increase in marketing, general and administrative expenses in fiscal 2007 over fiscal 2006, which were partially offset by the increase in revenue. In addition, expenses in 2007 included approximately $134,000 in research and development expenses relating to the Company’s development expenses of proprietary technology to collect, process and cryogenically preserve Plureon Stem Cells (PSCs) collected from placental tissue.

“Our successful repositioning of Cryo-Cell’s core U-Cord® service in 2005 and December 1, 2005, price increase led to the double-digit increase in revenue as well as growth in our overall customer base during the first quarter of 2007,” said Mercedes Walton, chairman and chief executive officer of Cryo-Cell International. “Our net loss for this quarter primarily reflects the adverse impact of expenditures that were necessary to improve the quality of our service and enhance our marketing capabilities, including advertising to better reach consumers. We are confident that these efforts to our build our brand will create value for shareholders.”

The increase in cost of sales in the first quarter of fiscal 2007 was in part due to expenses associated with the Company’s introduction of U-Cord service enhancements, including return shipping by a medical courier for all new U.S. customers, and an increase in cord blood collection reimbursements. The increase in marketing, general and administrative expenses reflects the Company’s previously announced strategic initiatives to increase market share and achieve unit growth by strengthening the resources allocated to sales and marketing. This resulted in increased expenses for consumer advertising and higher expenditures for various marketing programs.

The Company recognized approximately $288,000 in licensee income for the first quarter of fiscal 2007, compared to approximately $334,000 for the first quarter of fiscal 2006. Licensee income for the first quarters of fiscal 2007 and 2006 included approximately $127,000 and $149,000, respectively, of non-recurring income recognized on the payment of the second and third installments for the India license agreement. The remaining $161,000 and $185,000 in these quarters represents royalty income from licensees located outside of the United States and the sale of sublicense agreements.

As of February 28, 2007, the Company had approximately $6.8 million in available cash, cash equivalents, marketable securities and other investments, and it had no long-term debt.

Separately, the Company commented on product development associated with Plureon Corporation, a private biotechnology company, to develop the proprietary methodology to collect, process and cryogenically preserve proprietary Plureon Stem Cells, fetal stem cells to be collected from placental tissue at the time of birth. The Company has decided to indefinitely postpone plans to launch the Plureon fetal placental stem cell service, primarily due to technological commercialization considerations. The Company’s research and development relating to the procurement, processing and cryogenic preservation of stem cells from placental tissue has contributed to the Company’s independent creation of valuable proprietary technology that the Company will protect and commercialize.

“Despite the Company’s decision to indefinitely postpone the launch of a placental stem cell service in conjunction with Plureon Corporation, we continue to work on the Company’s intellectual property unrelated to Plureon, to explore new technologies related to other types of stem cells that could potentially lead to new, life-saving and life-enhancing products or services. Cryo-Cell technology has recently yielded promising early stage results; however, further development is necessary before we can announce commercialization plans. We are continuing to investigate this and other technologies that offer Cryo-Cell the potential to advance our position as the differentiated industry leader in innovative stem cell solutions.”

“With one quarter of fiscal 2007 behind us, we believe that the Company’s growth initiatives that commenced in early 2006 following nine consecutive quarters of profitability extending from Q104 throughout Q106, have significantly enhanced Cryo-Cell’s long-term competitive position. We have made marketing investments that enhance our product positioning and customer outreach, and we continue to invest in products that have the potential to diversify our portfolio. We expect to announce further developments related to the Company’s technology in the near future. Cryo-Cell’s board, management and employees are working diligently to build our market position and improve the quality of our business in ways we believe will create value for our shareholders in the coming periods,” Walton added.

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with over 135,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2000 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the uncertainty of market acceptance of any potential service offerings relating to types of stem cells other than cord blood stem cells, given that such new stem cells have not yet been used in human therapies, and treatment applications using such stem cells are subject to further research; need to complete certain developments, including completion of clinical validation and testing for commercialization of such a process and the Company’s development of its final business and economic model in offering any such service; any adverse effect or limitations caused by recent increases in government regulation of stem cell storage facilities; any increased competition in our business; any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees; any adverse impacts on our revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the operation of our new facility; any technological breakthrough or medical breakthrough that would render the Company’s business of stem cell preservation obsolete; any material failure or malfunction in our storage facilities; any natural disaster such as a tornado, other disaster (fire) or act of terrorism that adversely affects stored specimens; the costs associated with defending or prosecuting litigation matters and any material adverse result from such matters; decreases in asset valuations; any continued negative effect from adverse publicity in the past year regarding the Company’s business operations; any negative consequences resulting from deriving, shipping and storing specimens at a second location; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company.